Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 24, 2007	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE — The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 5, 2007 increased 30.3 percent on a 10.5 percent net sales increase.

Net sales for the 13-week first quarter ended May 5, 2007 increased 10.5 percent to $121.1 million compared to net sales of $109.6 million for the prior year 13-week first quarter ended April 29, 2006. Comparable store net sales for the first quarter increased 6.4 percent from comparable store net sales for the 13-week period ended May 6, 2006.

Due to the 53rd week in fiscal 2006, comparable store net sales for the quarter are compared to the prior year 13-week period ended May 6, 2006.

Net income for the first quarter of fiscal 2007 was $12.2 million, or $0.41 per share ($0.40 per share on a diluted basis), compared with $9.4 million, or $0.32 per share ($0.31 per share on a diluted basis), for the first quarter of fiscal 2006.

Earnings per share and the weighted average shares outstanding for the prior year first quarter have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on January 12, 2007. The prior year first quarter stockholders’ equity data was not split adjusted.

Management will hold a conference call at 11:30 a.m. EDT today to discuss first quarter results. To participate in the call, please call (800) 553-5275 and reference the conference code 873545. A replay of the call will be available for a two-week period beginning May 24, 2007 at 3:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 873545.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. As of the end of the fiscal quarter, it operated 353 stores in 38 states compared with 341 in 38 states at the end of the first quarter of fiscal 2006. With the opening of two new stores in Medford, Oregon and Strongsville, Ohio subsequent to quarter end, The Buckle, Inc. currently operates 355 retail stores in 38 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 5,	April 29,
	2007	2006

SALES, Net of returns and allowances	$121,111	$109,606

COST OF SALES (Including buying, distribution
and occupancy costs)	75,608	70,579

Gross profit	45,503	39,027

OPERATING EXPENSES:
Selling	23,424	21,905
General and administrative	4,980	3,864
	28,404	25,769

INCOME FROM OPERATIONS	17,099	13,258

OTHER INCOME, Net	2,123	1,584

INCOME BEFORE INCOME TAXES	19,222	14,842

PROVISION FOR INCOME TAXES	7,029	5,488

NET INCOME	$12,193	$9,354

EARNINGS PER SHARE:
Basic	$0.41	$0.32

Diluted	$0.40	$0.31

Basic weighted average shares	29,468	28,961
Diluted weighted average shares	30,687	30,014

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	May 5,	February 3,	April 29,
	2007	2007 (1)	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,502	$35,752	$19,389
Short-term investments	128,483	115,721	138,172
Accounts receivable, net of allowance of $37, $72 and $62, respectively	3,421	4,046	3,354
Inventory	70,261	70,306	67,395
Prepaid expenses and other assets	13,525	12,401	7,298
Total current assets	249,192	238,226	235,608

PROPERTY AND EQUIPMENT:	222,196	215,630	203,656
Less accumulated depreciation and amortization	(126,401)	(121,811)	(111,326)
	95,795	93,819	92,330

LONG-TERM INVESTMENTS	30,675	31,958	43,585
OTHER ASSETS	4,044	4,195	2,629

	$379,706	$368,198	$374,152

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,528	$14,670	$16,659
Accrued employee compensation	8,867	17,800	6,324
Accrued store operating expenses	4,666	4,468	3,805
Gift certificates redeemable	4,899	6,709	4,011
Income taxes payable	8,373	5,562	5,025
Total current liabilities	46,333	49,209	35,824

DEFERRED COMPENSATION	3,805	3,368	3,007
DEFERRED RENT LIABILITY	29,043	29,034	27,402
Total liabilities	79,181	81,611	66,233

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 30,047,212 shares at May 5, 2007, 29,408,576 shares at February 3, 2007 and 19,552,543 shares at April 29, 2006	300	294	196
Additional paid-in capital	51,207	43,493	39,744
Retained earnings	249,018	242,800	267,979
Total stockholders’ equity	300,525	286,587	307,919

	$379,706	$368,198	$374,152

(1) Derived from audited financial statements.